QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.8a

AGREEMENT

        THIS AGREEMENT (the "Agreement"), made and entered into effective as of the 11th day of May, 2001 ("Effective Date") is made among COMPUCREDIT CORPORATION, a Georgia corporation ("CompuCredit"), VISIONARY SYSTEMS, INC., a Georgia corporation ("VSI"), and JAMES A. ECKSTEIN, a Georgia resident ("Eckstein"). VSI and CompuCredit are sometimes collectively referred to as the "Parties" or individually as a "Party". A master list of defined terms used in this Agreement is contained in Appendix A.

BACKGROUND

        A.    Among other things, CompuCredit is in the business (the "Business") of marketing and selling consumer credit card products and services to selected consumers in the "underserved," "subprime" and "secured" credit sectors, as those terms are generally known and understood in the credit industry.

        B.    Among other things, VSI is in the business of designing and developing computer software and database programs and providing related data processing services for companies engaged in the Business.

        C.    Under an agreement among the Parties and VSx Corporation, a Georgia corporation ("VSx"), dated September 23, 1997, (the "Original Agreement"), VSI and VSx have developed a system of computer programs and databases that are capable of, among other things, gathering, storing and analyzing certain classes of data necessary to facilitate key marketing, risk and financial management decisions in the consumer credit and financial products industries (which system, together with all error corrections, modifications, derivative works, updates, enhancements and associated documentation is collectively referred to herein as the "System").

        D.    The System includes three core components: (i) the "Brain" which has been developed by VSx on a SUN Solaris/Oracle 8.0 enterprise edition platform; (ii) the "Switch" which has been developed by VSI on a Windows NT 4.0, MS SQL Server 7.0 platform; and (iii) the "Switch Criteria" which was developed by VSI and is owned by CompuCredit.

        E.    Eckstein owns 40% of the outstanding capital stock of VSI directly and another 10% indirectly through ownership of equity interests in Mcap (as defined below). He also serves as VSI's Chief Executive Officer.

        F.    CompuCredit has, simultaneously with the execution of this Agreement, acquired all of the assets of VSx, and as a result has acquired ownership of the Brain, but VSI and Eckstein still possess substantial knowledge about the Brain.

        G.    The Parties intend for VSI to continue to perform data processing, software design development and support, consulting, and miscellaneous ancillary services for CompuCredit related to the Switch, the Brain related to CompuCredit's Business.

        H.    The Parties desire to terminate the Original Agreement as of the Effective Date of this Agreement and replace and supersede it with this Agreement.

TERMS AND CONDITIONS

        NOW, THEREFORE, for value received, the Parties agree as follows:

1.    Services

        1.1    Services.

          (a)  General. During the Term (as hereinafter defined), VSI will: (i) provide the Services (as that term is defined below); and (ii) at its own expense, to the extent the Parties agree, maintain agreements securing access to the databases of Equifax, Inc., Experian, Inc., Trans Union LLC, and their respective successors (collectively the "Credit Bureaus") for the purpose of performing the Services.

          (b)  Pre-Screening Services.

            (i)    VSI will provide such programming, development, testing, quality control, auditing and on-going operations of the System as the Parties mutually agree is necessary to support CompuCredit's pre-screen direct mail and telemarketing efforts (the "Pre-Screening Services"). The Pre-Screening Services will support CompuCredit's creation of pre-screen lists and will enable CompuCredit to exercise segmentation, prospecting, pricing, product selection and assignment capabilities with respect to its pre-screen lists. The Pre-Screening Services will be provided by VSI using data provided by the Credit Bureaus in accordance with criteria designated by CompuCredit from time to time. VSI is in no way responsible for the accuracy of the data provided by the Credit Bureaus or the validity of the criteria designated by CompuCredit.

            (ii)  Using data obtained from the Credit Bureaus and CompuCredit's proprietary score models, VSI will build a solicitation file containing contact information and details of a pre-qualified credit offer. The solicitation file will be provided by VSI to processing vendors designated by CompuCredit for the purpose of producing mail copy or for direct telemarketing directed to Prospects. Upon the acceptance of the offer of credit by a Prospect, a lead will be processed by VSI in the Switch which will house score thresholds derived from Credit Bureau information and CompuCredit's proprietary score models, as well as business rules that determine whether a final approval is granted and the terms of the final approval. VSI will create an "ACE Record" according to the criteria specified on Exhibit B ("ACE Record") and send it to Total Systems, Inc., a Georgia corporation with its principal place of business in 1600 First Avenue, Columbus, GA 31901 ("Total Systems"), for fulfillment of a credit card or a decline letter.

            (iii)  VSI will bill CompuCredit for the Pre-Screening Services on a monthly basis at the hourly rates set forth in Exhibit A.

          (c)  Post-Screening Services. VSI will provide such programming, development, testing, quality control, auditing and on-going operations of the System as the Parties mutually agree is necessary to support CompuCredit's post-screening direct mail and telemarketing solicitation of the selected Prospects (the "Post-Screening Services"). In connection with the Post-Screening Services, VSI will use the System to assist CompuCredit to retrieve credit data, execute CompuCredit's proprietary criteria, downsell/upsell, and format the ACE Records to be sent to Total Systems for approved, declined and pending applications. VSI will bill CompuCredit for the Post-Screening Services on a monthly basis at the hourly rates set forth in Exhibit A.

          (d)  Pre-Screen-One Services. VSI will provide such programming, development, testing, quality control, auditing and on-going operations of the System as the Parties mutually agree is necessary to support CompuCredit's real-time pre-screening efforts (the "Pre-Screen-One Services"). In connection with the Pre-Screen-One Services, VSI will use the System to retrieve credit data, execute CompuCredit proprietary criteria, select pricing, select product and format ACE records to be sent to Total Systems for approved applications for which Prospects have accepted the CompuCredit offer and terms. VSI will bill CompuCredit for the Pre-Screen-One Services on a monthly basis at the hourly rates set forth in Exhibit A. In addition, VSI will charge CompuCredit a $.20 per transaction fee for processing of these transactions which will also be billed monthly.

          (e)  Cross-Selling Services. VSI will provide such programming, development, testing, quality control, auditing and on-going operations of the System as the Parties mutually agree to support CompuCredit's cross-selling efforts (the "Cross-Selling Services"). In connection with the Cross-Selling Services, VSI will use the System to retrieve pre-screen credit data, execute CompuCredit proprietary criteria, select pricing, select products (such as credit life insurance, credit card registry, membership purchase club) and format ACE records to be sent to Total Systems for approved, declined and pending applications. VSI will bill CompuCredit for the Cross-Selling Services on a monthly basis at the hourly rates set forth in Exhibit A. In addition, VSI will charge CompuCredit a $.20 per transaction fee for processing of these transactions which will also be billed monthly.

          (f)    Consulting Services. From time to time as mutually agreed between the Parties,, VSI will also provide other services to CompuCredit at CompuCredit's request including, without limitation, consulting services and maintenance services with respect to both the Brain and the Switch, development of new functionalities of the Switch, and other core technology components required by CompuCredit (collectively, the "Consulting Services"). VSI will bill CompuCredit for the Consulting Services on a monthly basis at the hourly rates set forth in Exhibit A.

          (g)  Solicitation Services. From time to time as mutually agreed between the Parties, VSI will provide solicitation services (the "Solicitation Services") for CompuCredit. VSI will bill CompuCredit for the Solicitation Services on a monthly basis at the hourly rates set forth in Exhibit A.

The Pre-Screening Services, the Post-Screen Services, the Pre-Screen-One Services, the Cross-Selling Services, the Consulting Services, and the Solicitation Services are collectively referred to herein as the "Services."

        1.2    Priority    During the Term, to the extent agreed to between the Parties, VSI's staff, dedicated to the performance of the Services, maintained at such levels as are agreed to between the Parties from time to time pursuant to Section 2.2 below, shall devote their full time to the performance of the Services. VSI's obligation under this Section 1.2 does not apply to its employees who are not hired or retained pursuant to agreement with CompuCredit pursuant to Section 2.2 below.

        1.3    Timetable    Subject to the limitations set forth in this Agreement, during the Term, VSI shall commit and utilize sufficient financial and human resources to enable itself to meet any mutually agreed deadlines and complete any tasks associated with the Services. To the extent CompuCredit is to be responsible for any out-of-pocket costs or expenses associated with the Services, those costs or expenses must be within any budgetary guidelines mutually agreed upon between CompuCredit and VSI. VSI and CompuCredit shall each notify the other promptly of any circumstances, when and as they arise, that may reasonably be anticipated to lead to a material deviation from any mutually agreed deadlines associated with the Services.

        1.4    Restriction on Certain Conflicting Activities of VSI

          (a)  During the period set out below, no "VSI Affiliate" (as defined below) shall, except with CompuCredit's prior written consent, directly or indirectly, within the United States:

            (i)    provide any services to or grant any licenses or rights to any Third Party that could reasonably be expected to impair or conflict with its responsibilities hereunder; or

            (ii)  provide any services which are substantially similar to any component of the Services related to the Brain to or for any person or entity, other than CompuCredit, for use in connection with the Business.

Notwithstanding anything else set forth herein, CompuCredit acknowledges that VSI Affiliates provide service bureau-type services to and for entities and persons other than CompuCredit with respect to the Switch, and that the provision of such services by a VSI Affiliate shall not be deemed to violate this Section 1.4.

          (b)  The term "VSI Affiliate," as used herein, shall refer to any of (i) VSI and its officers or directors (acting in either their corporate or individual capacity), (ii) Eckstein, and (iii) any entities that Control, are Controlled by or are under common Control with VSI or Eckstein. As used in this Agreement, the capitalized terms "Controls," "Control" or "Controlled" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

          (c)  The obligations set forth in this Section 1.4 shall remain in full force and effect throughout the Term and for two years thereafter; provided, however, that in the event the Initial Term is terminated early as a result of a material breach by CompuCredit or a termination by CompuCredit pursuant to Section 7.1(a)(3) below, such obligations shall terminate upon the earlier of (i) two years after the early termination of the Initial Term, or (ii) the expiration of a period of time after the early termination of the Initial Term equal to the actual duration of the Initial Term.

        1.5    Use of Third Party Consultants or Developers    During the Term, except as indicated in this Agreement or agreed to by CompuCredit, VSI shall not use any Third Party (as hereinafter defined) consultants or developers to furnish the Services; provided, however, that to the extent that CompuCredit approves retention of a Third Party consultant or developer, such consultant or developer shall execute such confidentiality and other documents reasonably required by CompuCredit.

        1.6    Licenses

          (a)  Subject to the provisions of Section 1.6(d), below, VSI hereby grants CompuCredit a nonexclusive, nontransferable (except as permitted under this Agreement) license to use, copy, execute, or display the Switch for internal use only during the Term,.

          (b)  CompuCredit grants VSI a nonexclusive, nontransferable license, during the Term, to use, copy, modify, execute, display, reproduce (in any medium including firmware) and prepare derivative works of the Switch Criteria and the Brain, but only to the extent that is necessary or appropriate to provide the Services to CompuCredit. Any derivative work of the Brain or the Switch Criteria will be considered "work made for hire" pursuant to 17 U.S.C. § 101 et seq. and will belong to CompuCredit. To the extent any derivative work does not constitute "work made for hire," VSI hereby irrevocably and unconditionally assigns its entire right, title and interest (including, without limitation, trade secrets, patents and copyright interests) in derivative works to CompuCredit. VSI's use of any derivative work will be subject to the same restrictions on use, reproduction and disclosure as are contained in this Agreement with respect to the Brain and the Switch Criteria themselves.

          (c)  Under the terms of the license granted to it in Section 1.6(a) above, CompuCredit shall not be permitted to sell or sublicense the Switch to any Third Party other than VSI or a VSI Affiliate; provided, however, that the license rights shall extend to any entities that Control CompuCredit, are Controlled by CompuCredit or are under common Control with CompuCredit (collectively "CompuCredit Affiliates"), subject to the same use restrictions as are imposed on CompuCredit by this Agreement; provided that CompuCredit shall (a) give VSI at least thirty (30) days prior written notice before allowing a CompuCredit Affiliate to use the Switch, (b) require the CompuCredit Affiliate be bound to all use restrictions and confidentiality and other obligations in this Agreement, and (c) provide evidence of its fulfillment of the condition in Section 1.6(b) above upon VSI's request. CompuCredit and the CompuCredit Affiliates shall be jointly and severally liable for all acts or omissions of CompuCredit or a CompuCredit Affiliate that results in a violation of this Agreement or damage to VSI as if such acts or omissions were the acts or omissions of CompuCredit. Further, the license rights granted by VSI to CompuCredit in Section 1.6(a) above may be transferred by CompuCredit in conjunction with an assignment of this Agreement to any Third Party that purchases all or substantially all of CompuCredit's assets or to the surviving corporation in the event of a merger between CompuCredit, subject to Sections 1.8 and 8.6, provided the assignee or surviving corporation agrees to be bound by the terms and conditions of this Agreement.

          (d)  The license granted by VSI to CompuCredit with respect to the Switch in Section 1.6(a) above shall continue in perpetuity after the Term, unless the Term is terminated (A) by VSI for the material breach by CompuCredit pursuant to Sections 7.1(a)(i) or (ii) below, or (B) by CompuCredit without cause pursuant to Section 7.1(a) or Section 7.1(a)(iii) below. In the event that the license granted in Section 1.6(a) continues beyond the Term pursuant to the provisions of this Section 1.6(d), CompuCredit shall continue to comply with all restrictions and confidentiality obligations applicable to the license and the Switch as set forth in this Agreement, and all representations, warranties, covenants or other obligations, including, without limitation, indemnification obligations, of VSI with respect to the license or the Switch, shall terminate upon the termination of the Term; provided, however, that if any claim for indemnification pursuant to Section 5.1(a) arises during the Term, said claim shall continue for one year after the Term pursuant to Section 5.1(g).

          (e)  CompuCredit may elect to purchase a perpetual, nonexclusive, non-transferable license to use the source code to the Switch (the "Source Code") at a price equal to twenty (20) times the gross licensing fees received by VSI from licensing the Switch to persons or entities other than CompuCredit during the one year period immediately preceding the event triggering such election, as defined below. CompuCredit may exercise its election within 60 days after: (i) the death or incapacity of Eckstein, or (ii) a termination of the Term by CompuCredit pursuant to Section 7.1(a)(i) or Section 7.1(a)(ii) as a result of a material breach by VSI. Eckstein shall be deemed incapacitated if he suffers from a physical or mental condition that renders him incapable of continuing as an active employee or consultant to VSI for a period in excess of one hundred eighty (180) consecutive days. If CompuCredit timely elects to purchase such license, then for so long as such license remains in effect, CompuCredit shall be entitled to use, copy and create derivative works of such Source Code only as necessary to support and maintain the Switch; provided that any derivative works of the Source Code developed by CompuCredit pursuant to this Section shall be owned by VSI and any software compiled from the modified Source Code shall nonetheless remain subject to the same restrictions on use, reproduction and disclosure as are contained in this Agreement with respect to the Switch itself. CompuCredit is otherwise prohibited from permitting any Third Parties from accessing the Source Code or from disclosing, marketing or otherwise reselling or distributing such Source Code, whether modified or not modified.

        1.7    Right of First Refusal    During the Term, VSI will not sell, transfer, divide, convey or give away ownership of all or any portion of the Switch to a Third Party without first giving CompuCredit a right of first refusal (the "Right of First Refusal") to acquire such items on terms and conditions substantially the same as those that would apply to the Third Party. VSI shall give CompuCredit at least thirty (30) days to exercise its Right of First Refusal. Notwithstanding the foregoing, the Parties agree that CompuCredit shall have no Right of First Refusal if any portion of the Switch is transferred by VSI to a wholly-owned subsidiary of VSI or to Mcap Partners II, LLC, a Georgia limited liability company ("Mcap"), in connection with an assignment of this Agreement by VSI permitted by Section 8.6 hereof; provided, however, that such subsidiary shall be subject to the terms of this Section with respect to any further transfers.

        1.8    Processing Charges    In the event of an assignment or transfer by CompuCredit as described in Section 8.6 below, VSI agrees not to charge the purchaser or the successor entity, as the case may be, any transaction fee for use of the Switch or any other System component that is more than the lesser of $.20 per transaction or the lowest rate charged by VSI to any other party. Such rate shall be effective for one year after the assignment of this Agreement.

2.    Project Management and Meetings

        2.1    Project Management    The contact person for CompuCredit shall be its Chief Technology Officer, whose address, telephone and facsimile numbers are:

        One Ravinia Drive, Suite 500
        Atlanta, Georgia 30346
        Telephone: (770) 206-6200
        Facsimile: (770) 206-6181

and the contact person for VSI shall be Eckstein, whose address, telephone and facsimile numbers are:

        James A. Eckstein
        Visionary Systems, Inc.
        550 Pharr Road
        Suite 525
        Atlanta, GA 30305
        Telephone: (404) 504-9006
        Facsimile: (404) 504-9020

        2.2    Status Meetings    During the Term, the Parties will meet at mutually agreeable times and locations to discuss matters related to the Services. This will include, at a minimum, quarterly meetings to establish budgetary guidelines and annual meetings to establish VSI's staffing level for solicitation, screening, software development and maintenance, and other related services.

        2.3    Project Site    During the Term, CompuCredit shall provide VSI, at no cost, with mutually acceptable office space in CompuCredit's data-processing facilities (the "Project Site") and access to the System for VSI in order to provide the Services. VSI will not be permitted to access the System from any location other than the Project Site, except under mutually agreed upon terms. CompuCredit shall have no responsibility for compensating or providing any rights or benefits to any contractors, agents, employees or personnel of VSx or VSI other than any express obligations to Eckstein under this Agreement.

        2.4    Staffing Levels    CompuCredit shall have the right to review the staffing, and costs of staffing, of VSI's operational support services provided hereunder prior to any budgetary meeting between the Parties, and to request reasonable revision of the staffing levels and cost of staffing for such services. VSI shall accommodate any reasonable request made by CompuCredit pursuant to this Section 2.4.

        2.5    General    During the Term, CompuCredit shall cooperate and provide information reasonably necessary for the timely completion of the Services. The Parties acknowledge that VSI's performance hereunder is contingent on CompuCredit's timely and effective performance of its responsibilities and its timely decisions and approvals. To the extent required, CompuCredit shall be responsible for providing VSI with data, information, office space and support materials as reasonably required by VSI to perform its duties hereunder.

3.    Obligations of Eckstein and VSI

        3.1    Services    Eckstein shall make himself available to CompuCredit for a mutually agreeable period of time, which shall in no event be less than one (1) year from the Effective Date, to serve as a consultant to CompuCredit at a rate of $300 per working hour. Eckstein will be available to CompuCredit for this consulting work for at least forty hours per month. There will be no carry-over of unused hours in one month to another month.

        3.2    Guarantee    Without limiting the scope of his individual obligations or his liability for the failure to perform such obligations, Eckstein hereby guarantees the full and complete performance by VSI and the VSI Affiliates (other than Eckstein) of each of their obligations under Sections 1.4, 6.2, and 6.3(a) of this Agreement, provided, however, that, except to the extent Eckstein is responsible, through his own intentional acts or omissions, for any such breach or violation, Eckstein shall only be responsible for a material and intentional breach or violation by VSI or any VSI Affiliate under Sections 1.4; 6.2; and 6.3(a) of the Agreement. Except to the extent Eckstein is responsible, through his own intentional acts or omissions, for any such breach or violation, Eckstein's liability pursuant to this Section is limited to the lesser of CompuCredit's actual losses resulting from such material and intentional breach or violation by VSI or any VSI Affiliate or the amount actually paid by CompuCredit during the Term for the Services, reduced, in either case, by any amounts received by CompuCredit from VSI for such breach.

        3.3    Limitations on Transfers or Issuances of Shares    Eckstein and VSI agree that the covenants set out in this Section 3.3 shall be applicable to them during the Term:

          (a)  Except as otherwise provided in this Agreement or as consented to by CompuCredit, Eckstein or persons or entities Controlled by Eckstein will continue to own a majority of the outstanding voting shares of VSI;

          (b)  Eckstein will not sell any of his shares of VSI to any Third Party unless he first gives CompuCredit the right to purchase such shares for the same purchase price and on the same terms; provided, however, Eckstein shall be entitled to transfer shares of VSI which he owns to his spouse, lineal descendants or a trust solely for his and/or their benefit or to persons or entities Controlled by him or VSI, so long as such transferees agree in writing that VSI and such transferee shall continue to be bound by the provisions of this Agreement as if such shares were still owned by Eckstein;

          (c)  VSI will not transfer, sell or issue any of its shares to any Third Party unless it first gives CompuCredit the right to purchase such shares for the same purchase price and on the same terms; provided, however, (i) VSI shall be entitled to transfer, sell or issue its shares to persons or entities Controlled by it or Eckstein, so long as such transferees agree in writing that VSI and such transferee shall continue to be bound by the provisions of this Agreement for the remainder of the Term as if such shares were owned by Eckstein, and (ii) VSI shall be entitled to transfer up to twenty percent (20%) of its outstanding shares to its employees as restricted stock or pursuant to the exercise of stock options; and

          (d)  VSI will not transfer any of its material assets which are necessary for the performance of the Services to any Third Party unless it first gives CompuCredit the right to purchase such assets for the same purchase price and on the same terms.

        3.4    Compliance by VSI    During the Term, VSI will comply with all policies, procedures and regulations required by Third Party data providers including, but not limited to, the Credit Bureaus.

4.    Compensation

        4.1    Monthly Payments    On or before the tenth (10th) day of each calendar month during the Term, CompuCredit shall pay VSI the following fees accrued in the previous month: (a) a per-hour fee for time spent by VSI personnel at rates set forth in Exhibit A, (b) if approved in advance by CompuCredit pursuant to Section 1.5, the fees of agents and contractors retained by VSI to perform the

Services during the preceding month, and (c) the per-transaction fees as set out in Sections 1.1(d) and (e) above.

        4.2    Costs and Expenses    CompuCredit shall reimburse VSI for any documented, necessary and reasonable travel, lodging or other out-of-pocket expense reasonably incurred by VSI solely in connection with performing the Services. CompuCredit must pre-approve any single expense of VSI amounting to more than Five Hundred Dollars ($500) to the extent that VSI wishes to seek reimbursement for such amounts. VSI shall provide CompuCredit with reasonable documentation to support and verify any expenses submitted for reimbursement pursuant to this Section.

        4.3    Late Fees; Taxes    CompuCredit will pay VSI a late fee on all overdue amounts, fees, expenses or other payments due from CompuCredit to VSI pursuant to this Agreement at the rate of one and one-half percent (1 1/2%) per month, or the maximum rate allowable by law, whichever is less, commencing with the date payment was due. The payments referred to in the preceding sentence are net amounts due from CompuCredit to VSI, exclusive of all sales, VAT, excise, ad valorem, and use taxes, (collectively, the "Taxes") CompuCredit shall be responsible for and shall pay directly, any and all Taxes relating to the performance of this Agreement, provided that this paragraph shall not apply to taxes based solely on VSI's income.

5.    Representations, Warranties and Indemnities

        5.1    Representations and Warranties of VSI.    VSI hereby represents and warrants to CompuCredit that:

          (a)  The Switch and work product to be used by VSI in connection with the Services, including all material, works, writing, ideas or dialogue written, submitted or interpolated in and for the Switch or the Services, are VSI's original work or will be work acquired and owned by VSI (except for material in the public domain). The Switch does not infringe upon or violate any Third Party Intellectual Property Right (as that term is defined below).

          (b)  Neither VSI's nor any VSI Affiliate's performance of its obligations under this Agreement will trigger or constitute a breach of any of its legal or contractual obligations.

          (c)  VSI and each VSI Affiliate is fully authorized to enter into and fully perform its obligations under this Agreement.

          (d)  At the time it was delivered to CompuCredit, the Switch did not include (i) any software code that is designed to be capable of disabling or self-limiting the program or other computer hardware or software, including, without limitation, locks, time bomb, and trap doors, (ii) any malicious software code that is designed to cause damage to or deplete the resources of any computer hardware or software by self-duplicating, altering any files or otherwise, including, without limitation, viruses, Trojan horses, worms, or (iii) any hidden communication capacity not reflected in the documentation.

          (e)  VSI covenants that during the Term, the Switch will accurately process not less than ninety-five percent (95%) of the transactions processed. For any month during which the Switch fails to achieve that percentage of accuracy, CompuCredit will not be obligated to pay VSI the fees for the Services described in Sections 1.1(b), (c), (d) and (e).

          (f)    VSI covenants that during the Term, it will perform the Solicitation Services accurately at least ninety-five percent (95%) of the time. For any month during which the Solicitation Services are not performed to at least that degree of accuracy, CompuCredit will not be obligated to pay VSI the fee for the Solicitation Services.

          (g)  VSI covenants that during the Term, it will comply with CompuCredit's Vendor Minimum Standards set forth in Exhibit C, as the same may be amended by CompuCredit, in its reasonable discretion from time to time, in performing the services.

          (h)  THE LIMITED WARRANTIES STATED ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, GIVEN BY VSI IN CONNECTION WITH THE SERVICES AND THE SWITCH, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

          (i)    Any claims made under this Section 5.1 shall be made during the Term or within three (3) years thereafter.

        5.2    Representations and Warranties of CompuCredit.    CompuCredit represents and warrants to VSI and Eckstein that:

          (a)  CompuCredit owns or has acquired rights to all proprietary interests in the Switch Criteria and any data or other materials provided hereunder necessary to grant to VSI the Intellectual Property Rights (as that term is defined below) set forth in this Agreement, and that provision of the Switch Criteria, data or other materials related thereto by CompuCredit or any CompuCredit Affiliate to VSI does not and will not infringe or violate any Third Party Intellectual Property Right or other proprietary right of any Third Party, including rights of publicity and privacy, or any foreign, federal, state or local law, rule or regulation.

          (b)  Neither CompuCredit's nor any CompuCredit Affiliate's performance of its obligations under this Agreement will trigger or constitute a breach of any legal or contractual obligation of CompuCredit.

          (c)  CompuCredit (and each CompuCredit Affiliate) is fully authorized to enter into and fully perform its obligations under this Agreement.

          (d)  CompuCredit has purchased or licensed all the necessary third party computer hardware and software which may be required to develop and operate the System and VSI has the right to use such third party hardware and software to which VSI will be given access hereunder.

          (e)  Any claims made under this Section 5.2 shall be made either during the Term or within three (3) years thereafter.

        5.3    Indemnifications

          (a)  VSI shall (i) indemnify and hold harmless CompuCredit, its officers, directors and CompuCredit Affiliates (collectively, the "CompuCredit Parties") from and against any liability, cost, loss or expense of any kind (including but not limited to attorneys fees and court costs), and (ii) defend, through use of legal counsel chosen by VSI, any suit or proceeding against a CompuCredit Party, in the case of both (i) and (ii), arising out of or based on any claim, demand or action alleging that the Switch or any other product or item of intellectual property licensed or provided by VSI to CompuCredit pursuant to this Agreement ("VSI Intellectual Property") infringes any Third Party Intellectual Property Right (as that term is defined below) or arising out of or based on any material breach by VSI of Section 5.1. VSI shall have no obligations hereunder to the extent that such claim, demand or action arises from or occurs as a result of: (i) the use of the product or item of VSI Intellectual Property by any CompuCredit Party in combination with any other hardware, platform, device, program, software or other item unless VSI either (A) specifically recommended such combined use or (B) knew or should have known that such combined use by CompuCredit was normal and customary under the circumstances; (ii) the failure of CompuCredit to implement changes, replacements, or new releases recommended by VSI and made available to CompuCredit at no cost or a nominal cost, where such claim, demand or action would have been avoided by such changes, replacements or new releases; or (iii) any modifications or changes made to the Switch by or at the specific instruction of CompuCredit. This Section 5.3(a) states the entire liability of VSI with respect to infringement of any Third Party Intellectual Property Rights, and VSI shall have no additional liability with respect to any alleged or proven infringement. In addition, VSI shall not have any liability under this Section 5.3 or otherwise to CompuCredit for any liability, cost, loss or expense of any kind arising out of or based on any actual or alleged violation of the Fair Credit and Reporting Act ("FCRA") and the Gramm-Leach-Bliley Act ("GLBA").

          (b)  If VSI is obligated to indemnify a CompuCredit Party pursuant to Section 5.3(a) above, or if VSI reasonably believes that it will become obligated to indemnify a CompuCredit Party pursuant to Section 5.3(a) above, then VSI, at its own option and expense, shall take one of the following remedial actions: (i) procure for the CompuCredit Party the right to continue using the infringing product or item of VSI Intellectual Property from the Third Party owning the Third Party Intellectual Property Right which is allegedly being infringed upon; or (ii) replace the allegedly infringing product or item of VSI Intellectual Property with one that is not infringing, and which is the functional equivalent of the infringing product or item. In the event that VSI is unable to achieve either of such remedial actions at a commercially reasonable cost, it shall allow CompuCredit to attempt to perform either of said remedial actions at VSI's cost so long as such cost does not exceed the royalty or fee charged by any Third Party, from whom CompuCredit obtains such right, to other Third Parties.

          (c)  CompuCredit shall (i) indemnify and hold harmless VSI, its officers, directors and affiliated entities (collectively, the "VSI Parties") from and against any liability, cost, loss or expense of any kind (including but not limited to attorneys fees and court costs), and (ii) defend, through use of legal counsel chosen by CompuCredit, any suit or proceeding against a VSI Party, in the case of both (i) and (ii) arising out of or based on any claim, demand or action alleging any violation of or otherwise relating to the FCRA or the GLBA.

          (d)  CompuCredit shall (i) indemnify and hold harmless the VSI Parties from and against any liability, cost, loss or expense of any kind (including but not limited to attorneys fees and court costs), and (ii) defend, through use of legal counsel chosen by CompuCredit any suit or proceeding against a VSI Party, in the case of both (i) and (ii), arising out of or based on any material breach by CompuCredit or any CompuCredit Affiliate of either Section 5.2 or Section 8.9.

          (e)  The rights of a Party under this Section 5.3 to be indemnified as set forth herein shall be subject to all of the following: (a) the Party to be indemnified (the "Indemnified Party") must notify the other Party (the "Indemnifying Party") in writing promptly upon learning that such claim has been or may be asserted, (b) the Indemnifying Party shall have sole control over the defense of such claim and any negotiations for the settlement or compromise thereof, unless any settlement could have a material adverse effect on the operations of the other Party, in which case the consent of the other Party to such settlement shall be required, and (c) the Indemnified Party shall provide reasonable assistance and cooperation to the Indemnifying Party to facilitate the settlement or defense of any such claim.

          (f)    The indemnification obligations set forth herein shall survive during the Term and for one (1) year thereafter.

        5.4    Limitation of Liability    UNDER NO CIRCUMSTANCES SHALL ANY PARTY BE RESPONSIBLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR INCURRED IN CONNECTION WITH THIS AGREEMENT OR ANY ACTS OR OMISSIONS ASSOCIATED THEREWITH OR RELATING TO THE SERVICES OR THE SWITCH, REGARDLESS OF WHETHER SUCH CLAIM IS BASED ON BREACH OF WARRANTY, CONTRACT, TORT OR OTHER LEGAL THEORY AND REGARDLESS OF THE CAUSES OF SUCH LOSS OR DAMAGES OR WHETHER ANY

OTHER REMEDY PROVIDED HEREIN FAILS, NOR SHALL A PARTY'S TOTAL LIABILITY TO THE OTHER (EXCLUDING THIRD-PARTY INDEMNITY LIABILITIES) EXCEED $1,000,000.00. The foregoing limitations of liability shall not apply to breaches of Section 1.4, 1.6 or 6.2.

6.    Ownership and Proprietary Rights; Limited License Back

        6.1    Ownership

          (a)  For purposes of this Agreement the term: (i) "Intellectual Property" means and includes (regardless of whether capitalized or lower case) shall mean collectively (A) copyrights, copyright registrations or applications, trademarks (and the goodwill associated therewith), trademark registrations or applications (and the goodwill associated therewith), moral rights, and any other rights to any form or medium of expression, (B) Trade Secrets (as defined in Section 6.2(b)), privacy rights, and any other protection for confidential information or ideas, (C) patents, patent registrations and patent applications, and (D) any items, information or theories which are protectable or registrable under any other similar laws; (ii) "Intellectual Property Rights" means and includes any rights of a person or entity in Intellectual Property; (iii) "Third Party" means any person or entity which is not a Party; and (iv) "Third Party Intellectual Property Rights" means and refers to Intellectual Property Rights owned by a Third Party, other than a VSI Affiliate or a CompuCredit Affiliate.

          (b)  Subject to all rights granted or applicable to VSI in this Agreement, the Parties acknowledge and agree that the Switch Criteria and all Intellectual Property Rights associated therewith is currently owned and shall continue to be owned by CompuCredit.

          (c)  Subject to all rights granted or applicable to CompuCredit in this Agreement, the Parties acknowledge and agree that VSI owns and will, after the termination of this Agreement, continue to own the Switch and all Intellectual Property associated therewith.

        6.2    Non-Disclosure Covenant

          (a)  Each Party acknowledges that in the course of its performance of its duties under this Agreement and the Original Agreement it may be exposed to certain "Confidential Information" and "Trade Secrets" (both as defined in paragraph (b) of this Section 6.2) of the other Party, and that its unauthorized use or disclosure of such information or data could cause immediate and irreparable harm to the Party whose information is misused or disclosed. Accordingly, except to the extent that it is necessary to use such information or data to perform its express obligations under this Agreement, no Party shall (and each Party shall take diligent measures to ensure that none of its employees, other personnel or affiliates shall), without the express prior written consent of the other Party, disclose or divulge or use, modify or copy, directly or indirectly, in any way for any person or entity: (i) any of another Party's Confidential Information during the Term and for three (3) years thereafter; and (ii) any of another Party's Trade Secrets at any time during which such information shall constitute a Trade Secret.

          (b)  For purposes of this Agreement, "Confidential Information" means valuable and proprietary non-public business information or data, other than Trade Secrets, and "Trade Secret" means information (including, but not limited to, confidential business information, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers) of or about a Party that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Each Party agrees to use reasonable efforts to identify any information disclosed to the other as Confidential Information or Trade

  Secrets; provided, however, that failure to do so shall not eliminate or lessen the other Party's responsibilities or obligations hereunder.

        6.3    Non-Interference Covenant

          (a)  During the Term and for a period of twelve (12) months thereafter, neither VSI, Eckstein nor any VSI Affiliate shall, without the written permission of CompuCredit: (i) solicit any entity that VSI is aware is or has been a client or customer or an actively sought prospective client or customer of CompuCredit during the twelve months prior to the end of this Agreement (a "CompuCredit Customer") for the purposes of providing the CompuCredit Customer or having the CompuCredit Customer provided with services or products substantially similar to those offered by CompuCredit to such CompuCredit Customer; or (ii) solicit any employee, contractor or other personnel of CompuCredit to terminate a contractual relationship with CompuCredit or to sever an affiliation with CompuCredit in order to affiliate with a CompuCredit Competitor; provided, however, that this Section 6.3(a) will no longer apply following any termination of this Agreement by VSI for cause pursuant to Section 7.1(a)(i) or (ii).

          (b)  During the Term and for a period of twelve (12) months thereafter, CompuCredit shall not (i) solicit any person or entity that was a client or customer or actively sought prospective client or customer of VSI during the twelve months prior to the end of the Agreement (a "VSI Customer") for the purposes of providing the VSI Customer or having the VSI Customer provided with services or products substantially similar to those offered by VSI to such VSI Customer, or (ii) solicit any employee, contractor or other personnel of VSI to terminate a contractual relationship with VSI or to sever an affiliation with VSI in order to affiliate with any CompuCredit Party, provided, however, that this Section 6.3(b) will no longer apply following any termination of this Agreement by CompuCredit pursuant to Section 7.1(a)(i) or (ii).

7.    Term and Termination

        7.1    Term and Termination

          (a)  The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue for a period of three years ("Initial Term"). Thereafter, the Term shall continue until terminated as of the end of a calendar month by advance notice of at least thirty (30) days by either Party to the other. Notwithstanding the foregoing, the Term may be terminated early upon the occurrence of any of the following events:

            (i)    if either Party materially breaches any of its obligations under this Agreement (other than its obligations under Sections 1.4, 6.2, or 6.3) and fails to cure such breach within thirty days after notice of such breach from the other Party, the other Party may terminate the Term immediately upon notice;

            (ii)  in the event of a material breach by either Party of its obligations under Sections 1.4, 6.2, or 6.3, immediately upon notice by the other Party; or

            (iii)  by CompuCredit upon at least ninety (90) days prior written notice to VSI; provided, however, that CompuCredit shall not be entitled to a refund of any monies paid hereunder in this case.

          (b)  Upon any termination of the Term, (i) CompuCredit shall promptly return all property of VSI to VSI, including but not limited to any Confidential Information and Trade Secrets; (ii) VSI shall promptly return all such property of CompuCredit to CompuCredit; and (iii) CompuCredit shall promptly pay VSI for any Services performed up to the date of such termination; provided, however, in the event that the Term is terminated as a result of a material breach by either party, this provision shall have no effect upon the other party's rights to damages or other relief as a result of such breach.

          (c)  The representations, warranties and covenants set out in Sections 5.1, 5.2 and 5.3 shall only survive the termination of the Term for a period of three years.

8.    Miscellaneous

        8.1    Severability    If any provision in this Agreement or any application of those provisions is found invalid, illegal or unenforceable in any respect, then the validity, legality and enforceability of the remaining provisions in this Agreement and any other applications of such provision and the remaining provisions will not in any way be affected or impaired by such invalidity, illegality or unenforceability.

        8.2    Choice of Law, Interpretation    The validity, construction, and enforcement of this agreement, and the determination of the rights and duties of the Parties, will be governed by the laws of the State of Georgia (exclusive of any choice of law or other provision that would result in the application of the laws of any other jurisdiction).

        8.3    Notices    All notices and other communications required or permitted under this Agreement will be in writing (including a facsimile) and will be deemed given when either delivered personally, via facsimile, or five days after being deposited in the United States mail, postage prepaid and addressed as set forth in Section 2.1, or to such other address as each Party may designate in writing to the address set forth on the signature page or any succession address specified by such Party to the other Parties in accordance herewith.

        8.4    Amendments and Waiver    No amendment, change, or modification of this Agreement or any of the terms, conditions or provisions hereof, and no waiver of a right, remedy, privilege or power, or discharge of an obligation or liability, conferred upon, vested in, or imposed upon any Party under or pursuant to this Agreement, and no consent to any act or omission pertaining hereto will be effective unless embodied in a written instrument signed by both Parties. No failure to exercise and no delay in exercising any right, remedy, privilege, or power under or pursuant to this Agreement will operate as a waiver thereof; nor will any single or partial exercise of any right, remedy, privilege, or power provided for under or pursuant to this Agreement by either Party hereto preclude or limit such Party from any other or further exercise thereof or from pursuing any other right, remedy, privilege, or power available pursuant to this Agreement, at law, in equity or otherwise.

        8.5    Relationship between Parties    The Parties acknowledge that the Parties will perform its obligations hereunder as independent contractors and not as joint venturers or partners or in any other capacity inconsistent with an independent contractor capacity. VSI's employees and agents, if any, are not CompuCredit's employees or agents, and will have no authority to bind CompuCredit by contract or otherwise, and CompuCredit's employees and agents, if any, are not VSI's employees or agents, and will have no authority to bind VSI by contract or otherwise Nothing contained herein will be construed as creating any agency, partnership, joint venture or other form of joint enterprise among the Parties.

        8.6    Assignment    Except as specifically permitted in this Agreement, neither Party may assign any of its rights or delegate any of its duties under this Agreement to any Third Party without the prior written consent of the other Party. Notwithstanding the foregoing, (A) CompuCredit shall not unreasonably withhold consent if VSI wishes to assign its rights under this Agreement to a wholly-owned subsidiary of VSI or Mcap in connection with a transfer of all property (including all Intellectual Property) associated with the Switch to such subsidiary; and (B) VSI shall not unreasonably withhold consent if CompuCredit wishes to assign its rights under this Agreement to a wholly-owned subsidiary of CompuCredit in connection with a transfer of all property (including all Intellectual Property) associated with the Brain and the Switch Criteria to such subsidiary. Notwithstanding anything to the contrary contained in any Section of this Agreement, any transferee or assignee of all or any portion of any Party's rights hereunder must agree in writing to be bound by the terms of this Agreement.

        8.7    Entire Agreement    This Agreement, together with any and all Exhibits and other attachments attached to or associated with this Agreement (each of which is hereby incorporated by reference into the body of this Agreement), constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersedes any prior statement or writing not a part of this Agreement or otherwise referenced in this Agreement, including, without limitation, the Original Agreement, which agreement is hereby terminated in all respects, and no Party will be bound by any prior or contemporaneous representation, statement, promise, warranty, covenant, or agreement pertaining thereto unless set forth or referred to in this Agreement.

        8.8    Force Majeure    No Party shall be in default by reason of any failure in performance, if such failure arises solely from causes beyond the reasonable control of the Party (notwithstanding the Party's taking diligent steps to avoid the forces causing the failure to perform and to mitigate the adverse consequences to the other Party of such forces), including without limitation natural disasters, storms, floods, hurricanes, tornadoes, other acts of God, strikes involving Third Parties, freight embargoes, acts or omissions of government authorities, lockouts, as to VSI only a failure of CompuCredit's computer systems or another Party's untimely, inaccurate or inadequate performance of its obligations hereunder.

        8.9    Export Compliance    To the extent that CompuCredit or a CompuCredit Affiliate is permitted to export the Switch outside the U.S., CompuCredit shall be solely responsible for compliance with all applicable U.S. export laws, rules, and regulations. CompuCredit agrees to keep such books and records and to take other actions as may be required by such applicable laws, rules, and regulations, and to comply with any applicable U.S. export laws, rules, and regulations.

[Signatures Begin on Next Page]

        In Witness Whereof the Parties have set their hands and seals to this Agreement effective as of the Effective Date.

COMPUCREDIT CORPORATION		VISIONARY SYSTEMS, INC.
By:	/s/ DAVID G. HANNA (SEAL)	By:	/s/ JAMES A. ECKSTEIN (SEAL)

Printed Name:	David G. Hanna	Printed Name:	James A. Eckstein

Title:	Chairman and CEO	Title:	President and CEO

ECKSTEIN		VSx CORPORATION (indicating its agreement to Section 8.7 hereof)
/s/ JAMES A. ECKSTEIN (SEAL)		By:	/s/ JAMES A. ECKSTEIN (SEAL)

James A. Eckstein		Printed Name:	James A. Eckstein

		Title:	President and CEO

QuickLinks

  Exhibit 10.8a
AGREEMENT